NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  July 20, 2006

CONTACT:  Darwin L. Stump - (304) 842-3597   http://www.petd.com

Petroleum Development Announces Sale of Undeveloped Property for $354 Million

Company Retains 475 Future Drilling Locations in Grand Valley Field

Bridgeport, West Virginia. Petroleum Development Corporation (Nasdaq GSM:PETD) today announced that it sold a portion of its undeveloped leasehold located in Grand Valley Field, Garfield County, Colorado to Marathon Oil Corporation (NYSE:MRO). The sale encompassed 100% of the working interest in approximately 8,700 acres, including approximately 6400 acres of the Company's Chevron leasehold and 2300 acres of the Company's Puckett Land Company leasehold. The consideration paid to PDC by Marathon for the transaction was $354 million. The Company retained approximately 475 additional undeveloped locations on 10 acre spacing on the Grand Valley Field leasehold in addition to all of its producing properties in the Field.

The Company intends to use the sale proceeds to fund a variety of projects to further enhance the value of the Company to its shareholders. Planned uses include the repurchase of up to 10% of the Company's common stock as authorized earlier in the year by the Board of Directors, additional drilling on the retained undeveloped locations as well as on other properties, purchase of producing properties from other producers, acquisition of acreage in other areas to support both development and exploratory drilling ventures and other projects.

Thomas E. Riley, President of Petroleum Development Corporation said, "We believe this is a great transaction for both PDC and Marathon. Marathon acquired a high quality natural gas prospect with great low-risk development potential, and PDC monetized an asset that the Company would not have otherwise developed during the next five years or more.  The Company has grown based upon strong earnings, cash flow, and return on investment.  This transaction will help us continue and accelerate that growth trend."

The Company invites you to join Steve Williams, Chief Executive Officer, and Tom Riley, President for a conference call on Friday, July 21, 2006.

When:    Friday July 21, 2006 at 11:00 a.m. Eastern Daylight Time

Where:    www.petd.com

How:       Log on to the web address above or call (877) 407-8033

Replay Number: (877) 660-6853 (Account #286 and Conference ID # (209492)

                (Replay will be available approximately one hour after the conclusion of the call)

Contact: Steve Williams, Petroleum Development Corporation, (800) 624-3821 or E-mail: petd@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597